Exhibit 99.1

Investor Relations Contact:	Media Relations Contact:
Varvara Alva	Steve Nolan
630-647-7460	630-647-1074
ir@gogoair.com	pr@gogoair.com

Gogo Announces First Quarter 2015 Results

Record quarterly revenue up 21 percent to $116 million

ITASCA, Ill., May 7, 2015 – Gogo Inc. (Nasdaq: GOGO), a leading global aero communications service provider, today announced its financial results for the quarter ended March 31, 2015.

Gogo reported record first quarter revenue of $115.5 million, up 21% year-over-year, as service revenue increased 32% to $95.4 million. Adjusted EBITDA rose 54% year-over-year to $8.2 million.

“Q1 was a very strong quarter for Gogo on many fronts. We delivered record financial results highlighted by strong revenue growth and increased profitability. We continued to bring more bandwidth to the sky as Delta Airlines, a long-term airline partner, selected our 2Ku satellite-based technology for 250 domestic and at least 25 new international aircraft. Finally, we are very pleased that the international airline community is increasingly recognizing our company’s global leadership,” said Gogo’s President and CEO, Michael Small.

First Quarter 2015 Consolidated Financial Results

•	Revenue increased to $115.5 million, up 21% from $95.7 million in Q1 2014. Service revenue increased 32% to a record $95.4 million.

•	Combined segment profit of CA-NA and BA for Q1 2015 increased 19% year-over-year to $26.4 million.

•	Adjusted EBITDA for Q1 2015 was $8.2 million, up 54% from $5.3 million for Q1 2014.

•	Cash CAPEX increased to $32.0 million from $28.6 million in Q1 2014, primarily due to the build-out of our downtown Chicago location as we consolidate our CA facilities.

•	As of March 31, 2015, Gogo had cash and cash equivalents of $400.1 million.

First Quarter 2015 Business Segment Financial Results

Commercial Aviation - North America (CA-NA)

•	Total revenue increased to $72.5 million, up 27% from $57.1 million in Q1 2014.

•	CA-NA ended the quarter with 2,200 aircraft online, up 102 since December 31, 2014.

•	Average monthly service revenue per aircraft online, or ARPA, increased to $11,194, up 22% year-over-year, driven by increased connectivity and wireless in-flight entertainment revenue.

•	Segment profit increased to $9.6 million, up 66% year-over-year, as a result of strong service revenue growth and increased operating leverage. Segment profit as a percentage of segment revenue increased to a record 13% in Q1 2015, up from 10% in Q1 2014.

Business Aviation (BA)

•	Service revenue increased 38% year-over-year to $21.8 million, driven primarily by a 33% increase in ATG systems online to 2,983 at March 31, 2015.

•	Equipment revenue of $19.7 million was down from $22.8 million in Q1 2014, as a result of changes in ATG product mix including normalized sales of our Text & Talk product.

•	Total segment revenue increased to a record $41.6 million, up 8% from $38.6 million in Q1 2014.

•	Segment profit increased to $16.8 million, up from $16.5 million in Q1 2014. Segment profit as a percentage of segment revenue decreased to 40% in Q1 2015, from 43% in Q1 2014, as a result of changes in product mix and increases in operating expenses.

Commercial Aviation - Rest of World (CA-ROW)

•	We added 31 Ku-based aircraft online in Q1 2015 and finished the quarter with 177 awarded but not yet installed aircraft in our CA-ROW segment.

•	We achieved a key milestone to get 2Ku ready for commercial launch by successfully installing the first 2Ku radome on a Boeing 737 aircraft. 2Ku is Gogo’s exclusive revolutionary global satellite technology that is expected to bring up to 70 Mbps to the aircraft initially and up to 100 Mpbs to the aircraft when high throughput satellites are launched.

•	Segment loss increased to $18.3 million from a segment loss of $16.9 million in Q1 2014, due to increased operating expenses to support business growth and increased satellite transponder and teleport fees.

Recent Developments

•	Delta Air Lines selected Gogo to provide 2Ku service on 250 existing mainline domestic aircraft and at least 25 new international aircraft when they enter its fleet. Gogo and Delta signed a definitive agreement in May 2015.

•	NetJets further expanded its partnership with Gogo by selecting BA to provide broadband in-flight connectivity and our full suite of entertainment solutions utilizing the Gogo Universal Cabin System on up to 650 aircraft.

•	In May 2015 Gogo and Vietnam Airlines signed a definitive agreement under which Gogo will provide in-flight connectivity services on approximately 20 aircraft using Inmarsat’s Swift Broadband and Global Express satellite networks.

•	Gogo announced “Crew Connect” service for airline operational communications to allow airline crews to stay connected while in flight.

•	BA announced the introduction of ATG 8000 and ATG 1000 connectivity products to further build its service offerings to address a broader range of customer needs. BA’s full suite of products now enables differentiated bandwidth solutions for large business aircraft, light jets, turboprops and owner-flown aircraft.

•	We signed a definitive agreement with United Airlines to provide in-flight internet and wireless entertainment service on what is expected to be approximately 220 of United’s two-cabin regional jets. In addition, United will trial our 2Ku solution on five of its Premium Service aircraft.

•	The CA business was awarded AS9100 certification, highlighting Gogo’s production expertise and satisfying a major line-fit requirement of leading global airframe manufacturers.

•	As of March 31, 2015, Gogo Vision was installed on more than 1,800 commercial aircraft across six major airlines compared to 1,400 aircraft on three major airlines as of March 31, 2014.

•	Gogo issued $362 million aggregate principal amount of Convertible Senior Notes in March 2015. The net proceeds were approximately $212 million, after deducting $140 million for forward stock purchase transactions entered into in conjunction with the offering and initial purchasers’ discounts, fees and expenses.

Business Outlook

For the full year ending December 31, 2015, we are reiterating our Adjusted EBITDA and Cash CAPEX guidance and incorporating the following change in our CA-ROW and, therefore, total revenue guidance.

Certain CA-ROW transactions previously forecast as revenue are being accounted for as a reduction to cost of service. We estimate this change to result in a $5 million reduction in both forecast revenue and cost of service revenue, with no impact to Adjusted EBITDA for the year. This $5 million change to CA-ROW revenue will also flow through to total revenue.

Accordingly, our full year guidance is as follows:

•	Total revenue of $485 million to $505 million

•	CA-NA revenue of $300 million to $320 million

•	BA revenue of $170 million to $180 million

•	CA-ROW revenue of $10 million to $15 million

•	Adjusted EBITDA of $15 million to $25 million

•	Cash CAPEX of $100 million to $120 million

“We are very pleased with our strong financial performance,” said Gogo’s Executive Vice President and CFO, Norman Smagley. “These strong results and our increased liquidity position us very well to continue winning global share,” commented Mr. Smagley.

Conference Call

The first quarter conference call will be held on May 7th, 2015 at 8:30 a.m. ET. A live webcast of the conference call, as well as a replay, will be available online on the Investor Relations section of the company’s website at http://ir.gogoair.com. Participants can also access the call by dialing (844) 464-3940 (within the United States and Canada) or (765) 507-2646 (international dialers) and entering conference ID number 27387168.

Non-GAAP Financial Measures

We report certain non-GAAP financial measurements, including Adjusted EBITDA, Adjusted Net Loss Per Share and Cash CAPEX in the supplemental tables below. Management uses Adjusted EBITDA and Cash CAPEX for business planning purposes, including managing our business against internally projected results of operations and measuring our performance and liquidity. Management prepares Adjusted Net Loss Per Share for investors, securities analysts and other users of our financial statements for use in evaluating our performance under our current capital structure. These supplemental performance measures also provide another basis for comparing period to period results by excluding potential differences caused by non-operational and unusual or non-recurring items. These supplemental performance measurements may vary from and may not be comparable to similarly titled measures by other companies. Adjusted EBITDA, Adjusted Net Loss Per Share and Cash CAPEX are not recognized measurements under accounting principles generally accepted in the United States, or GAAP, and when analyzing our performance or liquidity, as applicable, investors should (i) evaluate each adjustment in our reconciliation to net loss attributable to common stock, and the explanatory footnotes regarding those adjustments, (ii) use Adjusted EBITDA, and Adjusted Net Loss Per Share in addition to, and not as an alternative to, net loss attributable to common stock as a measure of operating results, and (iii) use Cash CAPEX in addition to, and not as an alternative to, consolidated capital expenditures when evaluating our liquidity.

Cautionary Note Regarding Forward-Looking Statements

Certain disclosures in this press release and related comments by our management include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding our business outlook, industry, business strategy, plans, goals and expectations concerning our market position, international expansion, future operations, margins, profitability, future efficiencies, capital expenditures, liquidity and capital resources and other financial and operating information. When used in this discussion, the words “anticipate,” “assume,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “future” and the negative of these or similar terms and phrases are intended to identify forward-looking statements in this press release.

Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Although we believe the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to have been correct. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. Actual events, results and outcomes may differ materially from our expectations due to a variety of known and unknown risks, uncertainties and other factors. Although it is not possible to identify all of these risks and factors, they include, among others, the following: the loss of, or failure to realize benefits from, agreements with our airline partners or renew any existing agreements upon expiration or termination; any inability to timely and efficiently roll out our 2Ku service or other components of the technology roadmap for any reason, including regulatory delays, or the failure by our airline partners to roll out equipment upgrades, new services or adopt new technologies in order to support increased network capacity demands; the loss of relationships with original equipment manufacturers or dealers; our ability to develop network capacity sufficient to accommodate current and expected growth in passenger demand; unfavorable economic conditions in the airline industry and/or the economy as a whole; our ability to expand our international or domestic operations, including our ability to grow our business with current and potential future airline partners; an inability to compete effectively with other current or future providers of in-flight connectivity services and other products and services that we offer, including on the basis of price, service performance and line-fit availability; our reliance on third-party satellite service providers and equipment and other suppliers, including single source providers and suppliers; our ability to successfully develop and monetize new products and services such as Gogo Vision and Gogo Text & Talk, including those that were recently released, are currently being offered on a limited or trial basis, or are in various stages of development; our ability to deliver products and services, including newly developed products and services, on schedules consistent with our contractual commitments to customers; the effects, if any, on our business of past or future airline mergers, including the merger of American Airlines and U.S. Airways; a revocation of, or reduction in, our right to use licensed spectrum, the availability of other air-to-ground spectrum to a competitor or the repurposing by a competitor of other spectrum for air-to-ground use; our use of open source software and licenses; the effects of service interruptions or delays, technology failures, material defects or errors in our software or damage to our equipment; the limited operating history of our CA-NA and CA-ROW segments; increases in our projected capital expenditures due to, among other things, unexpected costs incurred in connection with the roll-out of our technology roadmap or our international expansion; compliance with U.S. and foreign government regulations and standards, including those related to regulation of the internet, including e-commerce or online video distribution changes, and the installation and operation of satellite equipment and our ability to obtain and maintain all necessary regulatory approvals to install and operate our equipment in the U.S. and foreign jurisdictions; our, or our technology suppliers’, inability to effectively innovate; costs associated with defending pending or future intellectual property infringement and other litigation or claims; our ability to protect our intellectual property; any negative outcome or effects of pending or future litigation; limitations and restrictions in the agreements governing our indebtedness and our ability to service our indebtedness; our ability to obtain additional financing on acceptable terms or at all; fluctuations in our operating results; our ability to attract and retain customers and to capitalize on revenue from our platform; the demand for and market acceptance of our products and services; changes or developments in the regulations that apply to us, our business and our industry; the attraction and retention of qualified employees including key personnel; the effectiveness of our marketing and advertising and our ability to maintain and enhance our brands; our ability to manage our growth in a cost-effective manner and integrate and manage acquisitions; compliance with anti-corruption laws and regulations in the jurisdictions in which we operate, including the Foreign Corrupt Practices Act and the (U.K.) Bribery Act 2010; restrictions on the ability of U.S. companies to do business in foreign countries, including, among others, restrictions imposed by the U.S. Office of Foreign Assets Control; difficulties in collecting accounts receivable.

Additional information concerning these and other factors can be found under the caption “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2015.

Any one of these factors or a combination of these factors could materially affect our financial condition or future results of operations and could influence whether any forward-looking statements contained in this press release ultimately prove to be accurate. Our forward-looking statements are not guarantees of future performance, and you should not place undue reliance on them. All forward-looking statements speak only as of the date made and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About Gogo

Gogo is a leading global aero-communications service provider that offers in-flight Internet, entertainment, text messaging, voice and a host of other communications-related services to the commercial and business aviation markets. Gogo has more than 2,300 commercial aircraft equipped with its services on eight major airlines. More than 6,700 business aircraft are also flying with its solutions, including the world’s largest fractional ownership fleets. Gogo also is a factory option at every major business aircraft manufacturer.

Gogo has more than 900 employees and is headquartered in Itasca, IL, with additional facilities in Broomfield, CO, and various locations overseas. Connect with us at www.gogoair.com and business.gogoair.com

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	For the Three Months
	Ended March 31,
	2015	2014
Revenue:
Service revenue	$95,406	$72,291
Equipment revenue	20,105	23,403

Total revenue	115,511	95,694

Operating expenses:
Cost of service revenue (exclusive of items shown below)	45,547	39,628
Cost of equipment revenue (exclusive of items shown below)	9,458	9,986
Engineering, design and development	17,085	14,099
Sales and marketing	10,241	8,042
General and administrative	24,193	17,572
Depreciation and amortization	18,777	15,687

Total operating expenses	125,301	105,014

Operating loss	(9,790)	(9,320)

Other (income) expense:
Interest income	(5)	(15)
Interest expense	10,095	7,248
Other (income) expense	(82)	40

Total other expense	10,008	7,273

Loss before incomes taxes	(19,798)	(16,593)
Income tax provision	294	273

Net loss	$(20,092)	$(16,866)

Net loss attributable to common stock per share—basic and diluted	$(0.24)	$(0.20)

Weighted average number of shares—basic and diluted	83,126	84,995

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	March 31,	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$400,056	$211,236
Accounts receivable, net of allowances of $584 and $774, respectively	42,233	48,509
Inventories	24,124	21,913
Prepaid expenses and other current assets	12,615	13,236

Total current assets	479,028	294,894

Non-current assets:
Property and equipment, net	396,001	363,108
Intangible assets, net	79,222	78,464
Goodwill	620	620
Long-term restricted cash	7,874	7,874
Debt issuance costs	18,008	11,296
Other non-current assets	9,405	11,384

Total non-current assets	511,130	472,746

Total assets	$990,158	$767,640

Liabilities and Stockholders’ equity
Current liabilities:
Accounts payable	$21,856	$41,026
Accrued liabilities	57,418	52,894
Accrued airline revenue share	13,227	13,273
Deferred revenue	29,895	20,181
Deferred airborne lease incentives	16,090	13,767
Current portion of long-term debt and capital leases	9,799	10,345

Total current liabilities	148,285	151,486

Non-current liabilities:
Long-term debt	562,715	301,922
Deferred airborne lease incentives	91,720	83,794
Deferred tax liabilities	6,805	6,598
Other non-current liabilities	40,870	26,082

Total non-current liabilities	702,110	418,396

Total liabilities	850,395	569,882

Stockholders’ equity
Common stock	9	9
Additional paid-in-capital	846,950	884,205
Accumulated other comprehensive loss	(1,848)	(1,200)
Accumulated deficit	(705,348)	(685,256)

Total stockholders’ equity	139,763	197,758

Total liabilities and stockholders’ equity	$990,158	$767,640

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	For the Three Months
	Ended March 31,
	2015	2014
Operating activities:
Net loss	$(20,092)	$(16,866)
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Depreciation and amortization	18,777	15,687
Loss on asset disposals/abandonments	760	186
Deferred income taxes	207	207
Stock compensation expense	3,085	1,604
Amortization of deferred financing costs	784	836
Accretion of debt discount	972	—
Changes in operating assets and liabilities:
Accounts receivable	6,002	(3,979)
Inventories	(2,211)	1,953
Prepaid expenses and other current assets	585	(1,980)
Accounts payable	(10,176)	(2,475)
Accrued liabilities	1,290	(8,469)
Accrued airline revenue share	(44)	11
Deferred airborne lease incentives	8,670	5,566
Deferred revenue	10,216	1,163
Deferred rent	14,800	(15)
Other non-current assets and liabilities	(19)	(238)

Net cash provided by (used in) operating activities	33,606	(6,809)

Investing activities:
Purchases of property and equipment	(52,610)	(31,907)
Acquisition of intangible assets—capitalized software	(4,253)	(4,188)
Decrease (increase) in restricted cash	19	(2,499)

Net cash used in investing activities	(56,844)	(38,594)

Financing activities:
Proceeds from the issuance of convertible notes	361,940	—
Forward transactions	(140,000)	—
Payment of issuance costs	(9,492)	—
Payment of debt, including capital leases	(3,133)	(2,003)
Stock option exercises	2,554	626

Net cash provided by (used in) financing activities	211,869	(1,377)

Effect of exchange rate changes on cash	189	10

Increase (decrease) in cash and cash equivalents	188,820	(46,770)
Cash and cash equivalents at beginning of period	211,236	266,342

Cash and cash equivalents at end of period	$400,056	$219,572

Gogo Inc. and Subsidiaries

Supplemental Information – Key Operating Metrics

Commercial Aviation North America

	For the Three Months
	Ended March 31,
	2015	2014
Aircraft online	2,200	2,056
Average monthly service revenue per aircraft online (ARPA)	$11,194	$9,199
Gross passenger opportunity (GPO) (in thousands)	74,384	71,270
Total average revenue per passenger opportunity (ARPP)	$0.97	$0.79
Total average revenue per session (ARPS)	$11.73	$10.55
Connectivity take rate	7.2%	7.2%

•	Aircraft online. We define aircraft online as the total number of commercial aircraft on which our ATG network equipment is installed and Gogo service has been made commercially available as of the last day of each period presented.

•	Average monthly service revenue per aircraft online (“ARPA”). We define ARPA as the aggregate service revenue for the period divided by the number of months in the period, divided by the number of aircraft online during the period (expressed as an average of the month end figures for each month in such period).

•	Gross passenger opportunity (“GPO”). We define GPO as the aggregate number of passengers who board commercial aircraft on which Gogo service has been available during the period presented. When available directly from airline partners, we aggregate actual passenger counts across flights on Gogo-equipped aircraft. When not available directly from our airline partners, we estimate GPO. Estimated GPO is calculated by first estimating the number of flights occurring on each Gogo-equipped aircraft, then multiplying by the number seats on that aircraft, and finally multiplying by a seat factor that is determined from historical information provided to us in arrears by our airline partners. The estimated number of flights is derived from real-time flight information provided to our front-end systems by Air Radio Inc. (ARINC), direct airline feeds, and supplementary third-party data sources. These aircraft-level estimates are then aggregated with actual airline-provided passenger counts to obtain total GPO.

•	Total average revenue per passenger opportunity (“ARPP”). We define ARPP as revenue from Gogo Connectivity, Gogo Vision, and other service revenue for the period, divided by GPO for the period.

•	Total average revenue per session (“ARPS”). We define ARPS as revenue from Gogo Connectivity, excluding non-session related revenue, divided by the total number of sessions during the period. A session, or a “use” of Gogo Connectivity, is defined as the use by a unique passenger of Gogo Connectivity on a flight segment. Multiple logins or purchases under the same user name during one flight segment count as only one session.

•	Connectivity take rate. We define connectivity take rate as the number of sessions during the period expressed as a percentage of GPO. Included in our connectivity take-rate calculation are sessions for which we did not receive revenue, including those provided pursuant to free promotional campaigns and, to a lesser extent, as a result of complimentary passes distributed by our customer service representatives or unforeseen technical issues. For the periods listed above, the number of sessions for which we did not receive revenue was less than 3% of the total number of sessions.

Gogo Inc. and Subsidiaries

Supplemental Information – Key Operating Metrics

Business Aviation

	For the Three Months
	Ended March 31,
	2015	2014
Aircraft online
Satellite	5,402	5,252
ATG	2,983	2,250
Average monthly service revenue per aircraft online
Satellite	$169	$160
ATG	2,169	2,006
Units Shipped
Satellite	143	153
ATG	234	241
Average equipment revenue per unit shipped (in thousands)
Satellite	$39	$48
ATG	55	64

•	Satellite aircraft online. We define satellite aircraft online as the total number of business aircraft for which we provide satellite services in operation as of the last day of each period presented.

•	ATG aircraft online. We define ATG aircraft online as the total number of business aircraft for which we provide ATG services in operation as of the last day of each period presented.

•	Average monthly service revenue per satellite aircraft online. We define average monthly service revenue per satellite aircraft online as the aggregate satellite service revenue for the period divided by the number of months in the period, divided by the number of satellite aircraft online during the period (expressed as an average of the month end figures for each month in such period).

•	Average monthly service revenue per ATG aircraft online. We define average monthly service revenue per ATG aircraft online as the aggregate ATG service revenue for the period divided by the number of months in the period, divided by the number of ATG aircraft online during the period (expressed as an average of the month end figures for each month in such period).

•	Units shipped. We define units shipped as the number of satellite or ATG network equipment units, respectively, shipped during the period.

•	Average equipment revenue per satellite unit shipped. We define average equipment revenue per satellite unit shipped as the aggregate equipment revenue earned from all satellite shipments during the period, divided by the number of satellite units shipped.

•	Average equipment revenue per ATG unit shipped. We define average equipment revenue per ATG unit shipped as the aggregate equipment revenue from all ATG shipments during the period, divided by the number of ATG units shipped.

Gogo Inc. and Subsidiaries

Supplemental Information – Segment Revenue and Segment Profit (Loss)(1)

(in thousands, Unaudited)

	For the Three Months Ended
	March 31, 2015
	CA-NA	CA-ROW	BA	Total
Service revenue	$72,178	$1,410	$21,818	$95,406
Equipment revenue	356	—	19,749	20,105

Total revenue	$72,534	$1,410	$41,567	$115,511

Segment profit (loss)	$9,616	$(18,276)	$16,806	$8,146

	For the Three Months Ended
	March 31, 2014
	CA-NA	CA-ROW	BA	Total
Service revenue	$56,435	$63	$15,793	$72,291
Equipment revenue	633	—	22,770	23,403

Total revenue	$57,068	$63	$38,563	$95,694

Segment profit (loss)	$5,804	$(16,893)	$16,463	$5,374

(1)	Segment profit (loss) is defined as net income (loss) attributable to common stock before interest expense, interest income, income taxes, depreciation and amortization, certain non-cash charges (including amortization of deferred airborne lease incentives and stock compensation expense) and other income (expense).

Gogo Inc. and Subsidiaries

Supplemental Information – Segment Cost of Service Revenue(1)

(in thousands, Unaudited)

	For the Three Months
	Ended March 31,
	2015	2014
CA-NA	$31,539	$27,223
BA	5,804	4,649
CA-ROW	8,204	7,756

Total	$45,547	$39,628

(1)	Excludes depreciation and amortization expense.

Gogo Inc. and Subsidiaries

Supplemental Information – Segment Cost of Equipment Revenue(1)

(in thousands, Unaudited)

	For the Three Months
	Ended March 31,
	2015	2014
CA-NA	$151	$987
BA	9,307	8,999
CA-ROW	—	—

Total	$9,458	$9,986

(1)	Excludes depreciation and amortization expense.

Gogo Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

(in thousands, except per share amounts)

(unaudited)

	For the Three Months
	Ended March 31,
	2015	2014
Adjusted EBITDA:
Net loss attributable to common stock (GAAP)	$(20,092)	$(16,866)
Interest expense	10,095	7,248
Interest income	(5)	(15)
Income tax provision	294	273
Depreciation and amortization	18,777	15,687

EBITDA	9,069	6,327
Stock-based compensation expense	3,085	1,604
Amortization of deferred airborne lease incentives	(3,926)	(2,597)

Adjusted EBITDA	$8,228	$5,334

Adjusted Net Loss Per Share:
Net loss attributable to common stock	$(20,092)	$(16,866)

Basic and diluted weighted average shares outstanding (GAAP)	83,126	84,995
Adjustment of shares to our current capital structure	—	(1,869)

Adjusted shares outstanding	83,126	83,126

Adjusted Net Loss Per Share – basic and diluted	$(0.24)	$(0.20)

Cash CAPEX:
Consolidated capital expenditures (GAAP) (1)	$(56,863)	$(36,095)
Change in deferred airborne lease incentives (2)	8,721	4,965
Amortization of deferred airborne lease incentives (2)	3,875	2,490
Landlord incentives	12,236	—

Cash CAPEX	$(32,031)	$(28,640)

(1)	See unaudited condensed consolidated statements of cash flows.
(2)	Excludes deferred airborne lease incentives and related amortization associated with STCs for the three months ended March 31, 2015 and 2014 as STC costs are expensed as incurred as part of Engineering, Design and Development.

Definition of Non-GAAP Measures

EBITDA represents net income (loss) attributable to common stock before income taxes, interest income, interest expense, depreciation expense and amortization of other intangible assets.

Adjusted EBITDA represents EBITDA adjusted for (i) stock-based compensation expense and (ii) amortization of deferred airborne lease incentives. Our management believes that the use of Adjusted EBITDA eliminates items that, management believes, have less bearing on our operating performance, thereby highlighting trends in our core business which may not otherwise be apparent. It also provides an assessment of controllable expenses, which are indicators management uses to determine whether current spending decisions need to be adjusted in order to meet financial goals and achieve optimal financial performance.

We believe the exclusion of stock-based compensation expense from Adjusted EBITDA is appropriate given the significant variation in expense that can result from using the Black-Scholes model to determine the fair value of such compensation. The fair value of our stock options as determined using the Black-Scholes model varies based on fluctuations in the assumptions used in this model, including inputs that are not necessarily directly related to the performance of our business, such as the expected volatility, the risk-free interest rate and the expected life of the options. Therefore, we believe the exclusion of this cost provides a clearer view of the operating performance of our business. Further, stock option grants made at a certain price and point in time do not necessarily reflect how our business is performing at any particular time. While we believe that investors should have information about any dilutive effect of outstanding options and the cost of that compensation, we also believe that stockholders should have the ability to consider our performance using a non-GAAP financial measure that excludes these costs and that management uses to evaluate our business.

We believe the exclusion of the amortization of deferred airborne lease incentives from Adjusted EBITDA is useful as it allows an investor to view operating performance across time periods in a manner consistent with how management measures segment profit and loss (see Note 14 “Business Segments and Major Customers” for a description of segment profit (loss) in our unaudited condensed consolidated financial statements). Management evaluates segment profit and loss in this manner, excluding the amortization of deferred airborne lease incentives, because such presentation reflects operating decisions and activities from the current period, without regard to the prior period decision or the form of connectivity agreements. See “—Key Components of Consolidated Statements of Operations—Cost of Service Revenue—Commercial Aviation North America and Rest of World” in our 2014 10-K for a discussion of the accounting treatment of deferred airborne lease incentives.

We also present Adjusted EBITDA as a supplemental performance measure because we believe that this measure provides investors, securities analysts and other users of our financial statements with important supplemental information with which to evaluate our performance and to enable them to assess our performance on the same basis as management.

Adjusted Net Loss Per Share represents net loss attributable to common stock per share—basic and diluted, adjusted to reflect the number of shares of common stock outstanding as of March 31, 2015 under our current capital structure, after giving effect to the shares of our common stock effectively repurchased as part of the Forward Transactions entered into in connection with the issuance of the Convertible Notes. We present Adjusted Net Loss Per Share to provide investors, securities analysts and other users of our financial statements with important supplemental information with which to evaluate our performance considering our current capital structure and the shares outstanding after giving effect to the Forward Transactions.

Cash CAPEX represents capital expenditures net of airborne equipment proceeds received from the airlines and incentives paid to us by landlords under certain facilities leases. We believe Cash CAPEX provides a more representative indication of our liquidity requirements with respect to capital expenditures, as under certain agreements with our airline partners we are reimbursed for all or a substantial portion of the cost of our airborne equipment, thereby reducing our cash capital requirements.